Exhibit 99.1
Suntron Corporation Announces Change in CFO
PHOENIX, AZ – September 28, 2005- Suntron Corporation (NASDAQ — SCM: SUNN), a leading provider of integrated electronics manufacturing solutions, today announced that Peter W. Harper, the Chief Financial Officer of the Company, will leave Suntron on October 7, 2005 to accept a position with another company.
Paul Singh, Chief Executive Officer of the Company, stated, “Pete has been a valuable contributor to Suntron and we wish him all the best in his new endeavor.”
Mr. Harper stated, “I have greatly enjoyed my experience with Suntron and I am proud of our accomplishments over the past several years. My departure should not be viewed as a negative reflection on the Company. In my new position, I have been afforded an opportunity that will allow me to leverage and further diversify my financial expertise. I am confident that the employees of Suntron will successfully accomplish the Company’s goals. ”
James A. Doran has been named interim Chief Financial Officer. Mr. Doran is a certified public accountant and has served as the Vice President, Controller and Chief Accounting Officer of Suntron for over six years. Prior to joining Suntron, Mr. Doran was engaged in the public accounting profession and served as the Secretary, Treasurer and interim Chief Financial Officer for a publicly traded company on the New York Stock Exchange. Mr. Singh stated, “We are very fortunate to have someone of Jim’s caliber and experience stepping into the CFO position on an interim basis.”
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, and large scale and complex system integration and test. The Company has approximately 1,530 employees and contract workers.
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Suntron Contacts:	Paul Singh President and CEO